(j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
ING Mutual Funds
We consent to the use of our report dated December 22, 2006, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
July 25, 2007